Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS FIRST QUARTER 2013 RESULTS

•	19% increase in diluted earnings per share to $1.36
•	Record high first quarter gross margin of 50.4%
•	Comparable store sales increase of 0.6%, excluding Leap Day in 2012 of 1.9%

Springfield, MO, April 24, 2013 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record first quarter revenues and earnings for its first quarter ended March  31, 2013.

1st Quarter Financial Results

Sales for the first quarter ended March  31, 2013, increased $56 million, or 4%, to $1.59 billion from $1.53 billion for the same period one year ago.  Gross profit for the first quarter increased to $799 million (or 50.4% of sales) from $762 million (or 49.8% of sales) for the same period one year ago, representing an increase of 5%.  Selling, general and administrative expenses (“SG&A”) for the first quarter increased to $548 million (or 34.5% of sales) from $514 million (or 33.6% of sales) for the same period one year ago, representing an increase of 6%. Operating income for the first quarter increased to $251 million (or 15.8% of sales) from $248 million (or 16.2% of sales) for the same period one year ago, representing an increase of 1%.

Net income for the first quarter ended March  31, 2013, increased $7 million, or 5%, to $154 million (or 9.7% of sales) from $147 million (or 9.6% of sales) for the same period one year ago.  Diluted earnings per common share for the first quarter increased 19% to $1.36 on 113 million shares versus $1.14 for the same period one year ago on 129 million shares.

“We are pleased to report a solid start to 2013, highlighted by a 19% increase in diluted earnings per share to $1.36, representing our 17th consecutive quarter of 15% or greater adjusted diluted earnings per share growth,” commented Greg Henslee, President and CEO.  “The solid sales trend we experienced in the fourth quarter of 2012 continued into the first quarter of 2013, where we faced our most difficult quarterly comparable store sales comparisons for the year.  As a reminder, the first quarter included headwinds from the 2012 Leap Day, the pull forward of business into the first quarter of 2012 due to the early spring weather we experienced across most of our markets last year and the timing of the Easter holiday this year.  The Leap Day in 2012, combined with the timing of the Easter holiday, which fell in the second quarter of 2012 and the first quarter of 2013, resulted in a headwind of approximately 150 bps for the first quarter this year.  Adjusted for the impact of the Leap Day in 2012, our comparable store sales for the first quarter of 2013 were 1.9% on top of a very strong Leap Day adjusted comp of 6.1% in the first quarter last year.  With the onset of spring weather in many markets, we are seeing a strong seasonal sales volume trend so far in April, and remain confident in the strength of the long-term demand drivers for our industry.  We will continue to focus on executing our proven strategy of serving both retail and professional service provider customers, and we are reiterating our full-year comparable store sales guidance of 3% to 5%.”

Mr. Henslee added, “During the first quarter of 2013, we began the process of integrating the 56 stores acquired from VIP and opened 65 net new stores of our planned 190 new stores in 2013.  Our ability to consistently grow profitably is the direct result of our 56,000 Team Members who remain committed to providing industry leading service to every customer who calls or walks into our stores, and I want to thank each of our Team Members for their dedication and hard work.”

Share Repurchase Program

During the first quarter ended March  31, 2013,  the Company repurchased 2.5 million shares of its common stock at an average price per share of $92.35 for a total investment of $228 million under its Board-approved share repurchase program.  Subsequent to the end of the first quarter and through the date of this release, the Company repurchased an additional 0.6 million shares of its common stock at an average price per share of $101.21 for a total investment of $65 million.  The Company has repurchased a total of 35.2 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 through the date of this release, at an average price of $77.14, for a total aggregate investment of $2.7 billion.  As of the date of this release, the Company had approximately $285 million remaining under its current share repurchase authorization.

1st Quarter Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members.  Comparable store sales for the first quarter ended March 31, 2013, increased 0.6% versus 7.4% for the first quarter ended March 31, 2012.  Comparable store sales, adjusted for the impact of one additional day during the first quarter ended March 31, 2012, as a result of Leap Day, increased 1.9% for the first quarter ended March 31, 2013, versus 6.1% for the first quarter ended March 31, 2012.

2nd Quarter and Updated Full-Year 2013 Guidance

The table below outlines the Company’s guidance for selected second quarter and updated full-year 2013 financial data:

	For the Three Months Ending	For the Year Ending
	June 30, 2013	December 31, 2013
Comparable store sales	4% to 6%	3% to 5%
Total revenue		$6.6 billion to $6.7 billion
Gross profit as a percentage of sales		50.0% to 50.4%
Operating profit as a percentage of sales		15.8% to 16.2%
Diluted earnings per share (1)	$1.46 to $1.50	$5.64 to $5.74
Capital expenditures		$385 million to $415 million
Free cash flow (2)		$450 million to $500 million

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Calculated as net cash flows provided by operating activities less capital expenditures for the period.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted net income, rent-adjusted debt to adjusted earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow.  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of financial results and estimates excluding the impact of the former CSK Auto Corporation (“CSK”) officer clawback, as well as the presentation of adjusted debt to adjusted EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company excludes this item in judging its performance and believes this non-GAAP information is useful to investors as well.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information

The Company will host a conference call on Thursday, April 25, 2013, at 10:00 a.m. central time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room”.  Interested analysts are invited to join the call.  The dial-in number for the call is (706) 679-5789; the conference call identification number is 27031351.  A replay of the call will be available on the Company’s website following the conference call.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Founded in 1957 by the O’Reilly family, the Company operated 4,041 stores in 42 states as of March 31, 2013.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental regulations, the Company’s increased debt levels, credit ratings on public debt, the Company’s ability to hire and retain qualified employees, risks associated with the performance of acquired businesses, weather, terrorist activities, war and the threat of war.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2012, for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:                                                                                    Investor & Media Contact                                                                                                                                                      Mark Merz (417) 829-5878

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2013	March 31, 2012	December 31, 2012
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$205,410	$575,196	$248,128
Accounts receivable, net	153,189	144,822	122,989
Amounts receivable from vendors	51,695	68,376	58,185
Inventory	2,295,846	2,004,917	2,276,331
Other current assets	35,048	37,071	27,315
Total current assets	2,741,188	2,830,382	2,732,948

Property and equipment, at cost	3,342,371	3,101,720	3,269,570
Less: accumulated depreciation and amortization	1,098,297	975,121	1,057,980
Net property and equipment	2,244,074	2,126,599	2,211,590

Notes receivable, less current portion	4,318	9,817	5,347
Goodwill	758,578	744,031	758,410
Other assets, net	41,383	43,296	40,892
Total assets	$5,789,541	$5,754,125	$5,749,187

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,967,000	$1,469,310	$1,929,112
Self-insurance reserves	56,052	56,805	54,190
Accrued payroll	58,958	54,105	60,120
Accrued benefits and withholdings	36,780	36,183	42,417
Deferred income taxes	13,196	3,671	19,472
Income taxes payable	56,004	37,146	5,932
Other current liabilities	160,949	143,811	161,400
Current portion of long-term debt	83	625	222
Total current liabilities	2,349,022	1,801,656	2,272,865

Long-term debt, less current portion	1,095,852	796,863	1,095,734
Deferred income taxes	83,130	92,316	79,544
Other liabilities	189,012	191,443	192,737

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
111,041,666 as of March 31, 2013,
125,992,829 as of March 31, 2012, and
112,963,413 as of December 31, 2012	1,110	1,260	1,130
Additional paid-in capital	1,097,928	1,127,947	1,083,910
Retained earnings	973,487	1,742,640	1,023,267
Total shareholders’ equity	2,072,525	2,871,847	2,108,307
Total liabilities and shareholders’ equity	$5,789,541	$5,754,125	$5,749,187

Note:  The balance sheet at December 31, 2012, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended March 31,
	2013	2012
Sales	$1,585,009	$1,529,392
Cost of goods sold, including warehouse and distribution expenses	786,346	767,712
Gross profit	798,663	761,680

Selling, general and administrative expenses	547,579	514,179
Operating income	251,084	247,501

Other income (expense):
Interest expense	(11,400)	(9,131)
Interest income	477	627
Other, net	468	795
Total other expense	(10,455)	(7,709)
Income before income taxes	240,629	239,792

Provision for income taxes	86,300	92,300
Net income	$154,329	$147,492

Earnings per share-basic:
Earnings per share	$1.38	$1.16
Weighted-average common shares outstanding – basic	111,557	126,970

Earnings per share-assuming dilution:
Earnings per share	$1.36	$1.14
Weighted-average common shares outstanding – assuming dilution	113,396	129,327

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Three Months Ended
	March 31,
	2013	2012
Operating activities:
Net income	$154,329	$147,492
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	44,179	43,833
Amortization of debt discount and issuance costs	496	417
Excess tax benefit from stock options exercised	(10,788)	(10,784)
Deferred income taxes	(2,691)	5,132
Share-based compensation programs	5,597	5,224
Other	1,462	1,290
Changes in operating assets and liabilities:
Accounts receivable	(31,844)	(11,360)
Inventory	(19,515)	(19,169)
Accounts payable	37,888	190,034
Income taxes payable	60,859	74,713
Other	(13,628)	(12,294)
Net cash provided by operating activities	226,344	414,528

Investing activities:
Purchases of property and equipment	(73,484)	(75,457)
Proceeds from sale of property and equipment	355	487
Payments received on notes receivable	1,029	1,071
Net cash used in investing activities	(72,100)	(73,899)

Financing activities:
Principal payments on capital leases	(145)	(185)
Repurchases of common stock	(227,930)	(154,013)
Excess tax benefit from stock options exercised	10,788	10,784
Net proceeds from issuance of common stock	20,325	16,429
Net cash used in financing activities	(196,962)	(126,985)

Net (decrease) increase in cash and cash equivalents	(42,718)	213,644
Cash and cash equivalents at beginning of period	248,128	361,552
Cash and cash equivalents at end of period	$205,410	$575,196

Supplemental disclosures of cash flow information:
Income taxes paid	$29,158	$11,295
Interest paid, net of capitalized interest	23,764	18,447

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

		For the Twelve Months Ended
Adjusted Debt to Adjusted EBITDAR:		March 31,
(In thousands, except adjusted debt to adjusted EBITDAR ratio)		2013	2012
GAAP debt		$1,095,935	$797,488
Add:	Letters of credit	56,525	57,778
	Discount on senior notes	4,241	3,584
	Rent times six	1,469,442	1,395,570
Non-GAAP adjusted debt		$2,626,143	$2,254,420

GAAP net income		$592,583	$552,691
Add:	Former CSK officer clawback, net of tax	-	(1,741)
Non-GAAP adjusted net income		592,583	550,950
Add:	Interest expense	42,469	32,059
	Taxes, net of impact of former CSK officer clawback	349,775	335,643
	Depreciation and amortization	177,452	170,922
	Share-based compensation expense	22,399	20,667
	Rent expense	244,907	232,595
Adjusted EBITDAR		$1,429,585	$1,342,836

Adjusted debt to adjusted EBITDAR		1.84	1.68

	March 31,
	2013	2012
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.5
Inventory turnover, net of payables (2)	8.5	4.0
Average inventory per store (in thousands) (3)	$568	$526
Accounts payable to inventory (4)	85.7%	73.3%
Return on equity (5)	26.2%	18.8%
Return on assets (6)	10.3%	10.0%

	For the Three Months Ended
	March 31,
	2013	2012
Selected Financial Information (in thousands):
Capital expenditures	$73,484	$75,457
Free cash flow (7)	$152,860	$339,071
Depreciation and amortization	$44,179	$43,833
Interest expense	$11,400	$9,131
Lease and rental expense	$62,897	$58,859

Store and Team Member Information:
	For the Three Months Ended		For the Twelve Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Beginning store count	3,976	3,740	3,809	3,613
New stores opened	66	73	178	201
Stores acquired	-	-	56	-
Stores closed	(1)	(4)	(2)	(5)
Ending store count	4,041	3,809	4,041	3,809

	For the Three Months Ended		For the Twelve Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Total employment	55,782	51,723
Square footage (in thousands)	29,102	27,055
Sales per weighted-average square foot (8)	$54.31	$56.37	$221.48	$223.36
Sales per weighted-average store (in thousands) (9)	$391	$400	$1,581	$1,585

(1)

Calculated as cost of goods sold for the last 12 months divided by average inventory.  Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2)

Calculated as cost of goods sold for the last 12 months divided by average net inventory.  Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.

(3)	Calculated as inventory divided by store count at the end of the reported period.
(4)	Calculated as accounts payable divided by inventory.
(5)

Calculated as the last 12 months adjusted net income, adjusted to exclude the benefit related to the former CSK officer clawback in the amount of $3 million ($2 million, net of tax), divided by average total shareholders' equity.  Average total shareholders' equity is calculated as the average of total shareholders' equity for the trailing four quarters used in determining the denominator.

(6)

Calculated as the last 12 months adjusted net income, adjusted for the item discussed in footnote (5), divided by average total assets.  Average total assets are calculated as the average total assets for the trailing four quarters used in determining the denominator.

(7)	Calculated as net cash provided by operating activities less capital expenditures for the period.
(8)	Calculated as sales less jobber sales, divided by weighted-average square foot. Weighted-average sales per square foot are weighted to consider the approximate dates of store openings or expansions.
(9)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store are weighted to consider the approximate dates of store openings or expansions.